RIVERNORTH FLEXIBLE

MUNICIPAL INCOME FUND II, INC.

ARTICLES OF AMENDMENT AND RESTATEMENT

FIRST: RiverNorth Flexible Municipal Income Fund II, Inc., a Maryland corporation (the “Corporation”), desires to amend and restate its charter as currently in effect and as hereinafter amended.

SECOND: The following provisions are all the provisions of the charter of the Corporation (the “Charter”) currently in effect and as hereinafter amended:

ARTICLE I

NAME

The name of the corporation (the "Corporation") is "RiverNorth Flexible Municipal Income Fund II, Inc.".

ARTICLE II

PURPOSE AND POWER

The purposes for which the Corporation is formed are to conduct and carry on the business of a closed-end investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), and to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.

ARTICLE III

PRINCIPAL OFFICE AND RESIDENT AGENT

The address of the principal office of the Corporation in the State of Maryland is 245 West Chase Street, Baltimore, Maryland 21201. The name and address of the resident agent of the Corporation in the State of Maryland are Paracorp Incorporated, 245 West Chase Street, Baltimore, Maryland 21201. The resident agent is a Maryland corporation.

ARTICLE IV

STOCK

Section 4.1 Authorized Shares. The Corporation has authority to issue Fifty Million (50,000,000) shares of stock, all of which are shares of Common Stock, $0.0001 par value per share (“Common Stock”). The aggregate par value of all authorized shares of stock having par value is $5,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to this Article IV, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. To the extent permitted by Maryland law, the Board of Directors, without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

Section 4.2 Common Stock. Each share of Common Stock shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time in one or more classes or series of stock.

Section 4.3 Preferred Stock. The Board of Directors may classify any unissued shares of stock and reclassify any previously classified but unissued shares of stock of any class or series from time to time, in one or more classes or series of stock, including preferred stock (“Preferred Stock”).

Section 4.4 Classified or Reclassified Shares. Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (the "SDAT"). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 4.4 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary filed with the SDAT.

Section 4.5 Charter and Bylaws. All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of the Charter and the Bylaws.

ARTICLE V

PROVISIONS FOR DEFINING, LIMITING
AND REGULATING CERTAIN POWERS OF THE
CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 5.1 Number of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation is six (6), which number may be increased or decreased pursuant to the Bylaws, but shall never be less than the minimum number required by the Maryland General Corporation Law (the “MGCL”). In no case shall a decrease in the number of directors shorten the term of any incumbent director. The directors shall have the qualifications, if any, specified in the Bylaws. The Board of Directors may increase the number of directors and may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors occurring before the first annual meeting of stockholders in the manner provided in the Bylaws. The names of the directors who shall serve until their successors are duly elected and qualify are:

John K. Carter

Patrick W. Galley

J. Wayne Hutchens

John S. Oakes

Jerry R. Raio

David M. Swanson

The Corporation elects, at such time as it becomes eligible pursuant to Section 3-802 of the MGCL to make the election provided for under Section 3-804(c) of the MGCL, that, subject to applicable requirements of the 1940 Act and except as may be provided by the Board of Directors in setting the terms of any class or series of Preferred Stock, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is duly elected and qualifies.

On the date (the “Classification Date”) of the closing of the initial underwritten public offering of shares of Common Stock, the directors shall be classified, with respect to the terms for which they severally hold office, into three classes, as nearly equal as possible and as determined by the Board of Directors, with Class I directors to hold office initially for a term expiring at the first annual meeting of stockholders after the Classification Date, Class II directors to hold office initially for a term expiring at the second annual meeting of stockholders after the Classification Date, and Class III directors to hold office for a term expiring at the third annual meeting of stockholder after the Classification Date, with each director to hold office until her or his successor is duly elected and qualifies. At each annual meeting of stockholders, commencing with the first annual meeting of stockholders after the Classification Date, the successors to the class of directors whose term expires at such meeting shall be elected to hold office for a term expiring at the third succeeding annual meeting of stockholders following the meeting at which they were elected and until their successors are duly elected and qualify.

Section 5.2 Bylaws. The Board of Directors shall have the exclusive power to make, alter, or repeal the Bylaws.

Section 5.3 Extraordinary Actions. Except as specifically provided in Section 5.10 (relating to removal of directors) and as otherwise provided in Article VI (relating to amendments and certain transactions), notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 5.4 [Intentionally Removed].

Section 5.5 Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.

Section 5.6 Quorum. The presence in person or by proxy of the holders of shares of stock of the Corporation entitled to cast one-third (33 1/3%) of the votes entitled to be cast (without regard to class) shall constitute a quorum at any meeting of stockholders, except with respect to any such matter that, under applicable statutes or regulatory requirements or the Charter, requires approval by a separate vote of one or more classes of stock, in which case the presence in person or by proxy of the holders of shares entitled to cast one-third (33 1/3%) of the votes entitled to be cast by each such class on such a matter shall constitute a quorum.

Section 5.7 Preemptive Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 4.4 or as may otherwise be provided by contract, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.

Section 5.8 Appraisal Rights. No holder of stock of the Corporation shall be entitled to exercise the rights of an objecting stockholder under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, upon the affirmative vote of a majority of the entire Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of stock, or any proportion of the shares thereof, to a particular transaction or all transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

Section 5.9 Determinations by Board. The determination as to any of the following matters, made in good faith and in accordance with the Charter, by or pursuant to the direction of the Board of Directors consistent with the Charter, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock, or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, net profit, net assets in excess of capital, undivided profits, or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration, or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation of the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of any class or series of stock of the Corporation; the fair value, or any sale, bid, or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; the number of shares of stock of any class or series of the Corporation; any matter relating to the acquisition, holding, and disposition of any assets by the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter, or Bylaws or otherwise to be determined by the Board of Directors. No provision of the Charter shall be effective to (a) require a waiver of compliance with any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the 1940 Act, or of any valid rule, regulation, or order of the Securities and Exchange Commission under those Acts or (b) protect or purport to protect any director or officer against any liability to the Corporation or its security holders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of her or his office.

Section 5.10 Removal of Directors. Subject to the rights of holders of one or more classes or series of Preferred Stock (as defined below) to elect or remove one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of at least two-thirds (66 2/3%) of the votes entitled to be cast generally in the election of directors. For the purpose of this paragraph, "cause" shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

Section 5.11 Advisory Agreements. Subject to such approval of stockholders and other conditions, if any, as may be required by any applicable statute, rule, or regulation, the Board of Directors may authorize the execution and performance by the Corporation of (each, an “Advisory Agreement”) one or more agreements with any person, corporation, association, company, trust, partnership (limited or general), or other organization whereby, subject to the supervision and control of the Board of Directors, any such other person, corporation, association, company, trust, partnership (limited or general), or other organization shall render or make available to the Corporation managerial, investment, advisory, sub-advisory, and/or related services, office space, and other services and facilities (including, if deemed advisable by the Board of Directors, the management or supervision of the investments of the Corporation) upon such terms and conditions as may be provided in such Advisory Agreement or Advisory Agreements (including, if deemed fair and equitable by the Board of Directors, the compensation payable thereunder by the Corporation).

ARTICLE VI

AMENDMENTS; CERTAIN TRANSACTIONS; LIMITED PERIOD OF EXISTENCE

Section 6.1 Amendments Generally. The Corporation reserves the right from time to time to make any amendment to its Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, directors, and officers are granted subject to this reservation.

Section 6.2 Actions Requiring Supermajority Vote of Stockholders. Notwithstanding any other provision of this Charter, the affirmative vote of the holders of two-thirds (66 2/3%) of the votes entitled to be cast thereon by stockholders of the Corporation shall be required to advise, approve, adopt, or authorize any of the following:

(a)       a merger, consolidation, or statutory share exchange of the Corporation with or into another person;

(b)       issuance or transfer by the Corporation (in one or a series of transactions in any twelve-month period) of any securities of the Corporation to any person or entity for cash, securities or other property (or combination thereof) having an aggregate fair market value of $1,000,000 or more, excluding (i) issuances or transfers of debt securities of the Corporation, (ii) sales of securities of the Corporation in connection with a public offering, (iii) issuances of securities of the Corporation pursuant to a dividend reinvestment plan adopted by the Corporation, (iv) issuances of securities of the Corporation upon the exercise of any stock subscription rights distributed by the Corporation (v) and portfolio transactions effected by the Corporation in the ordinary course of business;

(c)       sale, lease, exchange, mortgage, pledge, transfer, or other disposition by the Corporation (in one or a series of transactions in any 12 month period) to or with any person or entity of any assets of the Corporation having an aggregate fair market value of $1,000,000 or more except for portfolio transactions (including pledges of portfolio securities in connection with borrowings) effected by the Corporation in the ordinary course of its business;

(d)       the voluntary liquidation or dissolution of the Corporation or Charter amendment to terminate the Corporation's existence (except as set forth under Section 6.4 of this Article VI);

(e)       the conversion of the Corporation from a closed-end company to an open-end company, and any amendments necessary to effect the conversion; or

(f)       unless the 1940 Act or federal law requires a lesser vote, any stockholder proposal as to specific investment decisions made or to be made with respect to the Corporation's assets as to which stockholder approval is required under federal or Maryland law.

However, the stockholder vote described in Section 6.2 of this Article VI shall not be required with respect to the foregoing transactions (other than those set forth in (f) above) if they are approved by a vote of two-thirds (66 2/3%) of the Continuing Directors (as defined below). In that case, if Maryland law or the 1940 Act requires stockholder approval, the affirmative vote by stockholders at a meeting of the stockholders of the lesser of (a) 67% or more of the voting securities present at such meeting, if the holders of more than 50% of the outstanding voting securities of the Corporation are present or represented by proxy, or (b) more than 50% of the outstanding voting securities of the Corporation shall be required (provided that, in accordance with Maryland law, such vote shall never be less than a majority of all of the votes entitled to be cast on such matter).

Section 6.3 Actions Requiring Supermajority Vote of Board of Directors: Notwithstanding any other provision of this Charter, the affirmative vote of two-thirds (66 2/3%) of the entire Board of Directors shall be required to advise, approve, adopt, or authorize any of the following: (a) the election and removal of officers; (b) the creation of and delegation of authority and appointment of members to committees of the Board of Directors; (c) amendments to the Bylaws; and (d) Charter amendments not requiring stockholder approval under the 1940 Act.

Section 6.4 Limited Period of Existence.

(a)       Unless (i) earlier dissolved in accordance with the MGCL, (ii) the duration is extended upon the occurrence of the event(s) set forth in paragraph (b) of this Section 6.4, or (iii) the events set forth in paragraph (c) of this Section 6.4 shall have occurred, the Corporation shall have a limited period of existence and shall cease to exist at the close of business on February 26, 2036 (as such date may be extended pursuant to paragraph (b) of this Section 6.4, the “Termination Date”). Notwithstanding anything in the foregoing to the contrary, to the extent then required by the MGCL, the Corporation shall continue to exist until the conditions set forth in Section 3-519(a) of the MGCL have been fulfilled.

(b)       The Termination Date may be extended (i) once for up to one year (i.e., up to February 26, 2037) and, subsequently, (ii) once for up to an additional six months (i.e., up to August 26, 2037), in each case by the action of a majority of the entire Board of Directors, without a vote of the stockholders of the Corporation, provided that the Corporation shall give notice to the stockholders and file a Certificate of Notice with the SDAT to disclose the occurrence of such event resulting in an extension of the limited period of existence.

(c)       If (i) the Corporation completes an Eligible Tender Offer (as defined below) and (ii) a majority of the entire Board of Directors votes in favor of extending the Corporation’s limited period of existence to have perpetual existence, the Corporation shall have perpetual existence (unless thereafter dissolved in accordance with the MGCL).

(d)       In any event, whether the Termination Date is (i) extended in accordance with paragraph (b) of this Section 6.4, (ii) the Board of Directors determines to complete an Eligible Tender Offer and to extend the Corporation’s limited period of existence in accordance with paragraph (c) of this Section 6.4 resulting in the Corporation having a perpetual existence, or (iii) the Corporation determines to not complete an Eligible Tender Offer resulting in the Corporation being terminated on the Termination Date, the Corporation shall give notice to the stockholders and file a Certificate of Notice with the SDAT to disclose the occurrence or nonoccurrence of such event(s). Such notice and/or Certificate of Notice shall be given and/or filed with the SDAT at least thirty (30) days prior to the Termination Date.

Section 6.5 Definitions: As used in this Article VI:

(a)       "Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

(b)       "Business Combination" means any of the transactions identified in Section 6.2(a), (b) or (c) in this Article VI.

(c)       "Continuing Director" means any member of the Board of Directors of the Corporation who is not an Interested Party (as defined below) or an Affiliate of an Interested Party and has been a member of the Board of Directors for a period of at least (12) months, or has been a member of the Board of Directors since January 15, 2021, or is a successor of a Continuing Director who is unaffiliated with an Interested Party and is recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Board of Directors.

(d)       “Eligible Tender Offer” means a tender offer by the Corporation as approved by the Board of Directors to purchase 100% of the then outstanding Common Stock of the Corporation at a price equal to the net asset value per share of Common Stock on the expiration date of the tender offer, which expiration date shall be as of a date within twelve months preceding the Termination Date; provided, however, that such tender offer shall be terminated, and no shares of Common Stock shall be repurchased pursuant to such tender offer, if the number of properly tendered shares of Common Stock in such tender offer would result in the Corporation’s net assets totaling less than $100 million immediately following the tender offer. Notwithstanding any other provision of the Charter to the contrary, the Corporation may conduct an Eligible Tender Offer upon the action of a majority of the entire Board of Directors, without a vote of the stockholders of the Corporation.

(e)       "Interested Party" means any person, other than an investment company advised by the Corporation's initial investment adviser or any of its Affiliates, which enters, or proposes to enter, into a Business Combination (as defined above) with the Corporation.

ARTICLE VII

LIMITATION OF LIABILITY; INDEMNIFICATION AND ADVANCE OF EXPENSES

Section 7.1 Limitation of Liability. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages.

Section 7.2 Indemnification and Advance of Expenses. Any person who is made a party or is threatened to be made a party in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is a current or former director or officer of the Corporation, or is or was serving while a director or officer of the Corporation as a director, officer, partner, trustee, employee, agent, or fiduciary of another corporation, partnership, joint venture, trust, enterprise, or employee benefit plan, shall be indemnified by the Corporation against judgments, penalties, fines, excise taxes, settlements, and reasonable expenses (including attorneys’ fees) actually incurred by such person in connection with such action, suit, or proceeding to the fullest extent permissible under Maryland law, the Securities Act, and the 1940 Act, as such statutes are now or hereinafter in force. In addition, the Corporation shall advance expenses to its current and former directors and officers who are made, or are threatened to be made, parties to any action, suit, or proceeding described above to the fullest extent that advancement of expenses is permitted by Maryland law, the Securities Act and the 1940 Act. The Board of Directors, by Bylaw, resolution, or agreement, may make further provision for indemnification of directors, officers, employees, and agents to the fullest extent permitted by Maryland law. No provision of this Article VII shall be effective to protect or purport to protect any director or officer of the Corporation against any liability to the Corporation or its security holders to which she or he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of her or his office. Upon the direction of the Board of Directors, an advancement-of-costs agreement may be required in order to require the repayment of reimbursed expenses in the event that the foregoing exclusion was later determined to apply.

Section 7.3 1940 Act. The provisions of this Article VII shall be subject to the limitations of the 1940 Act.

Section 7.4 Amendment or Repeal. Neither the amendment nor repeal of this Article VII, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article VII, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal, or adoption.

THIRD: The amendment to and restatement of the Charter as hereinabove set forth has been advised by the Board of Directors and approved by the initial sole stockholder of the Corporation, as required by law.

FOURTH: The current address of the principal office of the Corporation is as set forth in Article III of the foregoing amendment and restatement of the Charter.

FIFTH: The name and address of the Corporation's current resident agent is as set forth in Article III of the foregoing amendment and restatement of the Charter.

SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article V of the foregoing amendment and restatement of the Charter.

SEVENTH: The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment and restatement was 100,000 shares, $0.001 par value per share, all of one class. The aggregate par value of all authorized shares of stock having par value was $100.

EIGHTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment and restatement of the Charter is Fifty Million (50,000,000), all of which are shares of Common Stock, $0.0001 par value per share. The aggregate par value of all authorized shares of stock having par value is $5,000.

NINTH: The undersigned President acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information, and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature Page Follows]

IN WITNESS WHEREOF, the RiverNorth Flexible Municipal Income Fund II, Inc. has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and attested to by its Secretary on this 13th day of January, 2021.

ATTEST:	RIVERNORTH FLEXIBLE MUNICIPAL
INCOME FUND II, INC.

/s/ Marcus L. Collins	By:	/s/ Patrick W. Galley	(SEAL)
Marcus L. Collins, Secretary		Patrick W. Galley, President

The undersigned, the President of RiverNorth Flexible Municipal Income Fund II, Inc., who executed on behalf of the Corporation the foregoing Articles of Amendment and Restatement of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment and Restatement to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information, and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/ Patrick W. Galley
Patrick W. Galley, President